EXHIBIT 99.1 Remarks by Joseph M. Bost, Registrant’s Executive Vice President and Chief Operating Officer prepared for delivery at Registrant’s 2006 Annual Meeting of Shareholders on June 15, 2006

Mr. Bost
Citizens Financial’s premium revenue decreased 8% in 2005 compared with 2004. This $ 2.3 million decrease continues to reflect management’s de-emphasis of Pre-need as well as some reduction in Group Dental premium. Home Service and Broker life insurance premium revenue grew by 3% in 2005 over 2004. The Company earned a profit for the third straight year, reporting net income of $ 324,000.

Group Dental premium revenue fell by $545,000 in 2005 as a consequence of pricing actions taken to improve the line’s loss ratio. The Company succeeded in lowering the loss ratio to 70% in 2005 from 72% in 2004. We believe that an effective pricing policy represents the most important strategic basis of competition in the Group Dental business, and the Company is taking additional steps in 2006 to improve our competency in this key area. In late 2005, the Company hired a Group Dental product line manager with over 20 years of experience in the group benefits marketplace. Key distribution goals for 2006 include broadening our broker distribution network and seeking out larger strategic relationships. Technology and processing represent a third important basis of competition. The Company converted to a new policy administration system in January, 2006, and we will implement additional functionality in 2006 to improve service and lower unit operating cost.

Home Service and Broker life insurance premium growth in 2005 of $315,000 is accounted for by the Company’s introduction of a new Final Expense product in early 2005. Still, sales were below forecast for the year. Acquiring additional distribution for this product is the key challenge for this product line in 2006. The Company hired a life product line manager with lengthy experience in the senior market in mid-2005. We are confident that there is a national consumer market for Final Expense products of up to 50 million people.

Home Service premium fell modestly in 2005 compared with 2004. The Company’s performance reflects an aging independent agent force as well as poor new agent recruiting results. We believe that we are witnessing a falling number of agent candidates in this segment of the life insurance business, with home service agents generally preferring to working with career agency companies due to their provision of employee benefits and other corporate services. 2005 did see the introduction of a revised sales commission program designed to improve first year persistency of our sales. By persistency, we mean the consumer’s tendency to keep paying for the policy purchased. Improving first year persistency can have a material impact on profitability in the years ahead. A key goal for 2006 is to closely manage operating expenses associated with the Home Service line of business. This, too, is expected to have a material impact on profitability in the years ahead.

Although the Company continues its de-emphasis of Pre-need, the line was profitable in 2005, the first time this segment has been profitable since 1998. Segment profit of $464,000 in 2005 reflects lower expenses and commission levels in 2005 of $1 million compared with 2004.

For the Company as a whole the portfolio investment yield rose to 5.1% in 2005 versus 4.7% in 2004. This yield increase resulted from higher interest rates on new investments as well as higher short term yields. As the Company has restructured the investment portfolio to include a higher proportion of fixed maturity investments, opportunities for capital gains have declined. Accordingly, capital gains fell in 2005 by over $2 million from 2004, to a $780,000 result. The restructuring of the Company’s portfolio reduces the risks inherent in the equities market, improves investment income yields, and is looked upon favorably by regulators and rating agencies.

With respect to operating expenses, 2005 saw a $990,000 improvement over 2004. This is due to a very high level of non-recurring, extraordinary expenses in 2004. Additionally, Company management displays a strong expense control attitude. Finally, we will implement technology in 2006 that will allow the Company to process higher volumes of business at a lower unit cost.

With respect to legal and compliance matters, the Company reached a final settlement of a long-standing class action suit involving United Liberty, one of the Company’s subsidiaries. We continue to strengthen our controls to reduce the risk of future policyholder lawsuits. While the Company, due to its small size, is not yet subject to the full requirements of Sarbanes Oxley, containing auditing and compliance costs continues to challenge the Company.

That concludes my prepared remarks.